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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of American Equity Investment Life Holding Company for the registration of 2,500,000 shares of common stock and to the incorporation by reference therein of our report dated March 11, 2005, except for the third and fourth paragraphs of Note 1, as to which the date is November 11, 2005, with respect to the consolidated financial statements and schedules of American Equity Investment Life Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Des Moines, Iowa
January 14, 2008

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  Exhibit 23.2